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                 STRUCTURED ADJUSTABLE RATE MORTGAGE LOAN TRUST
                MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2004-6


                                 TERMS AGREEMENT


                                         Dated: May 26, 2004


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of May 1, 2004 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:  Series 2004-6.

Terms of the Series 2004-6 Certificates: Structured Adjustable Rate Mortgage Loan, Series 2004-6 Mortgage Pass-Through Certificates, Class 1-A, Class 2-A, Class 3-A1, Class 3-A2, Class 3-A3, Class 4-A1, Class 4-A2, Class 5-A1, Class 5-A2, Class 5-A3, Class 5-A4, Class 5-A5, Class 5-A6, Class 6-A, Class B1, Class B1-X, Class B2, Class B2-X, Class B3, Class B4, Class B5, Class B6, Class P, Class CX and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of six pools of adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class 1-A, Class 2-A, Class 3-A1, Class 3-A2, Class 3-A3, Class 4-A1, Class 4-A2, Class 5-A1, Class 5-A2, Class 5-A3, Class 5-A4, Class 5-A5, Class 5-A6, Class 6-A, Class B1, Class B1-X, Class B2, Class B2-X, Class B3 and Class R (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:    File Number 333-106295.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1-A, Class 2-A, Class 3-A1, Class 3-A2, Class 4-A1, Class 5-A1, Class 5-A2, Class 5-A3, Class 5-A4, Class 5-A5, Class 6-A and Class R Certificates be rated "AAA" by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with S&P, the "Rating Agencies"); the Class 3-A3, Class 4-A2 and Class 5-A6 be rated "AAA" by S&P; the Class B1 and Class B1-X Certificates be rated "AA" by S&P; the Class B2 and Class B2-X Certificates be rated "A" by S&P and the Class B3 Certificates be rated "BBB" by S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:     May 1, 2004.

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Closing Date: 10:00 A.M., New York time, on or about May 28, 2004. On the
Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.



                      [SIGNATURE PAGE IMMEDIATELY FOLLOWS]



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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                            LEHMAN BROTHERS INC.


                                            By: ___________________________
                                                Name:  Stanley P. Labanowski
                                                Title: Senior Vice President
Accepted:

STRUCTURED ASSET SECURITIES CORPORATION


By:      _____________________________
         Name:    Michael C. Hitzmann
         Title:   Vice President



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                                   Schedule 1



             Initial Certificate
                  Principal              Certificate         Purchase Price
 Class            Amount(1)            Interest Rate          Percentage
 -----            ---------            -------------          ----------
  1-A           $285,873,000           Adjustable(2)             100%
  2-A           $158,709,000           Adjustable(2)             100%
  3-A1          $400,000,000           Adjustable(2)             100%
  3-A2          $211,914,000           Adjustable(2)             100%
  3-A3           $5,434,000            Adjustable(2)             100%
  4-A1          $138,494,000           Adjustable(2)             100%
  4-A2           $3,551,000            Adjustable(2)             100%
  5-A1           $75,312,000           Adjustable(2)             100%
  5-A2           $49,414,000           Adjustable(2)             100%
  5-A3           $21,628,000           Adjustable(2)             100%
  5-A4           $29,166,000           Adjustable(2)             100%
  5-A5           $17,810,000           Adjustable(2)             100%
  5-A6           $1,196,000            Adjustable(2)             100%
  6-A           $112,219,000           Adjustable(2)             100%
   B1            $67,859,000           Adjustable(3)             100%
  B1-X           $67,859,000         Adjustable(2)(4)            100%
   B2            $12,923,000           Adjustable(3)             100%
  B2-X           $12,923,000         Adjustable(2)(4)            100%
   B3            $8,076,000            Adjustable(2)             100%
   R                 $100              Adjustable(2)             100%
----------
(1)  These balances are approximate, as described in the prospectus supplement.

(2) These certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.

(3) The Class B1 and the Class B2 Certificates will accrue interest with respect to each distribution date at a per annum rate equal to LIBOR plus 0.65% and LIBOR plus 1.00%, respectively, subject to the LIBOR available funds cap as described in the prospectus supplement. The Class B1 and Class B2 Certificates will each have the benefit of an interest rate cap agreement through the distribution date April 2014 that is intended to partially mitigate the interest rate risk that could result from the difference between the interest rates on such certificates and the LIBOR available funds cap, as described in the prospectus supplement.

(4) The Class B1-X and Class B2-X Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their respective notional amounts, as described in the prospectus supplement.